Exhibit 10.6

AMENDMENT NO. 1

TO

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Reference is made to the CNB Financial Corporation Supplemental Executive Retirement Plan established effective January 1, 2022 (the “Plan”).

WHEREAS, Article VIII of the Plan provides that the Board of Directors of CNB Financial Corporation (the “Company”) may at any time and in its sole discretion amend the Plan by a written instrument; and

WHEREAS, the Company desires to amend the Plan, effective October 1, 2023, to create a vesting schedule for Plan participants.

NOW, THEREFORE, pursuant to the provisions of Article VIII and every other power enabling it to do so, the Company, acting through its Board of Directors, hereby amends the Plan, effective October 1, 2023, as follows:

1. The cover page is hereby amended by inserting the following new language under “Effective January 1, 2022”: “As Amended October 1, 2023”.

2. Section 2.1 (“Accrued Benefit”) is hereby amended by deleting the definition and replacing it in its entirety with the following new language:

“Accrued Benefit” means the amount of a Participant’s Normal Retirement Benefit that has vested in accordance with Section 3.2 and the schedule specified on such Participant’s Benefit Schedule for the Plan Year immediately prior to the date on which the Separation from Service occurs. Additionally, the Accrued Benefit shall be increased by a pro-rated amount relative to the Participant’s service during the partial Plan year in which the Separation from Service occurs. This amount will be added to the amount computed under the first sentence of this definition to determine the total Accrued Benefit. For example, assuming a Separation from Service occurs on January 31, 2025, the Accrued Benefit would be the sum of the vested benefit for the January 1 – December 31, 2024 Plan year plus a pro-rated portion of the benefit for the January 1 – December 31, 2025 Plan year.

3. Section 3.2 (“Vesting of Accounts”) is hereby amended by deleting subsection (a) thereof and replacing it in its entirety with the following new language:

(a) Vesting Schedule. A Participant shall vest in their Normal Retirement Benefit as set forth on such Participant’s Benefit Schedule.

4. Section 4.1(“Benefit Upon Separation from Service Prior to Normal Retirement Age”) is hereby amended by deleting the existing language and replacing it in its entirety with the following new language:

Benefit Payable. Subject to Sections 4.6 and 4.7, if a Participant has a Separation from Service prior to Normal Retirement Age for any reason other than death, disability or a Change in Control, Employer shall pay to such Participant the Participant’s Accrued Benefit commencing on the Participant’s Normal Retirement Date.

5. The provisions of the Plan shall remain applicable except as expressly provided herein.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be executed by its duly authorized officer on this 1st day of October, 2023.

CNB FINANCIAL CORPORATION

By:	/s/ Michael D. Peduzzi
Name:	Michael D. Peduzzi
Title:	President & Chief Executive Officer

[Signature page to Amendment No. 1 to Supplemental Executive Retirement Plan]